--------------------------------------------------------------------------------
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                           SCHEDULE 14A INFORMATION


               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:


 [ ] Preliminary Proxy Statement         [ ] Confidential, for Use
                                         of the Commission
 [X] Definitive Proxy Statement          Only (as permitted)
 [ ] Definitive Additional Materials
     by Rule 14a-6(c)(2))
 [ ] Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                       DONALDSON, LUFKIN & JENRETTE, INC.
                       ----------------------------------
               (Name of Registrant as Specified in Its Charter)


              --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    (1) Title of each class of securities to which transaction applies:
       -----------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
       -----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       -----------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
       -----------------------------------------------------------------------
    (5) Total fee paid:
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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    (1) Amount Previously Paid:
       -----------------------------------------------------------------------
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       -----------------------------------------------------------------------
    (3) Filing Party:
       -----------------------------------------------------------------------
    (4) Date Filed:
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

                      DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                           NEW YORK, NEW YORK 10172






March 23, 1998


Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Donaldson, Lufkin & Jenrette, Inc. The meeting will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 22, 1998 at 10:00 a.m., New York City time.

     The business of the meeting will be to (i) elect directors to the Company's Board of Directors, (ii) vote on an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 and the number of authorized shares of preferred stock from 25,000,000 to 50,000,000 and (iii) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. Information on these matters can be found in the accompanying proxy statement.

     Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy card but need to sign, date and return it in the enclosed postage-paid envelope in order to record your vote. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.



                                   Sincerely,



                                   John S. Chalsty
                                   Chairman of the Board

                      DONALDSON, LUFKIN & JENRETTE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of
 Donaldson, Lufkin & Jenrette, Inc.:

     Notice is hereby given that the 1998 Annual Meeting (the "Annual Meeting") of the stockholders of Donaldson, Lufkin & Jenrette, Inc. (the "Company") will be held at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, on Wednesday, April 22, 1998, at 10:00 a.m., New York City time, for the following purposes:

     1. To elect all of the members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

     2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 and the number of authorized shares of preferred stock from 25,000,000 to 50,000,000.

     3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.

     4. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 9, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Marjorie S. White
                                          Secretary

March 23, 1998


         PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE
          THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                      DONALDSON, LUFKIN & JENRETTE, INC.
                                277 PARK AVENUE
                           NEW YORK, NEW YORK 10172

                            ----------------------

                               PROXY STATEMENT

                            ----------------------
     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1998 annual meeting of stockholders to be held on Wednesday, April 22, 1998 at 10:00 a.m., New York City time, at the Company's offices, 8th Floor, 277 Park Avenue, New York, New York 10172, and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 23, 1998, to all stockholders entitled to vote at the Annual Meeting.

     At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: John S. Chalsty, Joe L. Roby, Anthony F. Daddino, Hamilton E. James, Richard S. Pechter, Theodore P. Shen, Henri de Castries, Denis Duverne, Louis Harris, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West,
(ii) to approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of the Company's common stock, par value $.10 (the "Common Stock"), from 150,000,000 to 300,000,000 and the number of authorized shares of the Company's preferred stock (the "Preferred Stock") from 25,000,000 to 50,000,000, (iii) to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, and (iv) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.


                              GENERAL INFORMATION


SOLICITATION AND VOTING OF PROXIES; REVOCATION; RECORD DATE

     All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the sixteen nominees for director identified in this Proxy Statement, the amendment of the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 150,000,000 to 300,000,000 and the number of authorized shares of Preferred Stock from 25,000,000 to 50,000,000, and (iii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. Any stockholder may revoke his or her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 277 Park Avenue, New York, New York 10172,
Attention: Marjorie S. White, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

     Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners, which expenses are expected to amount in aggregate to approximately $25,000.


     Only holders of record of Common Stock at the close of business on March 9, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 58,358,714 shares of Common Stock each of which is entitled to one vote.


     A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of Common Stock issued and outstanding is required for approval of the amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock to 300,000,000 and increasing the number of authorized shares of Preferred Stock to 50,000,000. Accordingly, an abstention or broker non-vote will have the same effect as a negative vote. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. On such item, an abstention will have the same effect as a negative vote, but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.


     As of March 1, 1998, The Equitable Companies Incorporated ("EQ" and, together with its subsidiaries other than the Company, "Equitable") beneficially owned an aggregate of 42,635,000 shares of Common Stock, representing approximately 73.1% of the total number of shares of Common Stock outstanding. AXA-UAP ("AXA") beneficially owns 85,000 shares of Common Stock. AXA is the largest shareholder of EQ and, therefore, may be considered to beneficially own 42,720,000 shares of Common Stock, representing 73.2% of the total number of shares of Common Stock outstanding. See "Security Ownership of Certain Beneficial Holders and Management." The affirmative vote of the shares of Common Stock beneficially owned by EQ is sufficient to ensure election of the nominees to the Board of Directors named herein, approval of the amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock to 300,000,000 and the number of authorized shares of Preferred Stock to 50,000,000 and ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY (AS SPECIFIED BELOW), APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 300,000,000 AND THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK TO 50,000,000 AND THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                         ITEM 1: ELECTION OF DIRECTORS

     All the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have qualified. All the nominees listed below are currently serving as members of the Board of Directors and, except as stated in the subsequent paragraph, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

     The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.


NOMINEES FOR ELECTION AS DIRECTORS

     The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each nominee are set forth below.

     JOHN S. CHALSTY (64) was elected Chairman of the Board of the Company in February 1996. Mr. Chalsty was Chief Executive Officer of the Company from 1986 until February 1998, and also served as President of the Company from 1986 until February 1996, after having served as Chairman of the Company's Capital Markets Group for more than two years. Mr. Chalsty joined the firm in 1969 as an oil analyst. He was named Director of Research in 1971, was appointed head of investment banking in 1979, and was named Chairman of the Capital Markets Group in 1984. Mr. Chalsty has been a director of the Company since 1971 and is also a director of EQ, IBP, Inc. and Occidental Petroleum Corporation. He has been a member of the Executive Committee of AXA since January 1997. From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the New York Stock Exchange, Inc.

     JOE L. ROBY (58) was elected Chief Executive Officer of the Company in February 1998 and has also served as President of the Company since February 1996. He served as Chief Operating Officer of the Company from November 1995 until February 1998. Previously, Mr. Roby had served as Chairman of the Company's Banking Group since 1989. Mr. Roby joined the Company as a Vice President in the Investment Banking Group in 1972 and became head of the group in 1984. Mr. Roby has been a director of the Company since 1989. He is also a director of Advanced Micro Devices, Inc. and Sybron International Corporation.

     ANTHONY F. DADDINO (57) was appointed Executive Vice President and Chief Financial Officer of the Company in 1983 and also serves as Chairman of the Finance Committee. Mr. Daddino has been a director of the Company since 1985. He joined the Company in 1976 from the accounting firm of Peat, Marwick, Mitchell & Co. where he was a Partner. He served as the Company's Chief Accountant and as a Group Managing Director prior to 1983. He is also a director of International Commodities Export Corp.

     HAMILTON E. JAMES (47) was appointed Chairman of the Company's Banking Group in November 1995. Mr. James joined the Company as an Associate in the Investment Banking Group in 1975 and since then has held various executive positions in the group until his appointment as Chairman of the Banking Group. Mr. James has been a director of the Company since February 1996. He is also a director of Costco Companies Inc.

     RICHARD S. PECHTER (52) was appointed Chairman of the Company's Financial Services Group in 1987. Mr. Pechter joined the Company in 1969 as a research analyst and has held various executive positions at the Company since then, including Chief Financial Officer, Executive Vice President and Chief Administrative Officer, and Chief Executive Officer of the Company's Pershing Division ("Pershing"). Mr. Pechter has been a director of the Company since 1979. He is also Vice Chairman of the Securities Industry Association.

     THEODORE P. SHEN (53) was appointed Chairman of the Company's Capital Markets Group in 1986. Mr. Shen joined the Company in 1968 as a research analyst and has held various executive positions at the Company since then, including Senior Vice President of Corporate Planning, Director of Research and Managing Director of the Equities division. Mr. Shen has been a director of the Company since 1984.

     HENRI DE CASTRIES (43) has been a director of the Company since 1993. In February 1998, Mr. de Castries was elected Chaiman of the Board of EQ effective April 1, 1998. Mr. de Castries has been Senior Executive Vice President Financial Services and Life Insurance Activities of AXA since 1996. Prior thereto, Mr. de Castries was Executive Vice President Financial Services and Life Insurance Activities from 1993 to 1996, General Secretary from 1991 to 1993 and Central Director of Finances from 1989 to 1991 of AXA S.A. He is also a director or officer of various subsidiaries and affiliates of the AXA Group. He has been director of EQ since May 1994 and The Equitable Life Assurance Society of the United States ("Equitable Life"), a wholly-owned subsidiary of EQ, since September 1993. He is also a director of Alliance Capital Management Corporation ("Alliance"), the general partner of Alliance Capital Management, L.P.

     DENIS DUVERNE (44) has been a director of the Company since February 1997. Mr. Duverne has been Senior Vice President-International Life of AXA since 1995. Prior to that Mr. Duverne was a member of the Executive Committee, Operations of Banque Colbert from 1992 to 1995. Mr. Duverne was Secretary General of Compagnie Financiere IBI from 1991 to 1992. Mr. Duverne worked for the French Ministry of Finance serving as Deputy Assistant Secretary for Tax Policy from 1988 to 1991 and director of the Corporate Taxes Department from 1986 to 1988. Mr. Duverne is also a Director of Alliance, Equitable Real Estate, AXA Equity & Law Life Assurance Society plc ("AXA Equity & Law") and AXA Levenzverzekeringen (Nederlands).

     LOUIS HARRIS (76) has been a director of the Company since 1995. Mr. Harris has been an independent public opinion consultant since 1992. Prior thereto, Mr. Harris was President of Louis Harris and Associates, Inc., an opinion research company he founded in 1956. Mr. Harris had previously served on the Board of Directors of the Company from 1971 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

     HENRI G. HOTTINGUER (62) has been a director of the Company since 1992. Mr. Hottinguer has been a partner of Hottinguer & Company since 1968 and he is also Chairman and Chief Executive Officer of Banque Hottinguer and Societe Financiere pour le Financement de Bureaux et d'Usines-Sofibus. Mr. Hottinguer is also Chairman of the Supervisory Board of Credit Swisse Hottinguer, Vice President and Director of Financiere Hottinguer, a director of Investissement Hottinguer S.A., AXA and of various subsidiaries and affiliates of the AXA Group, representative of Financiere SGTE at the board of Schneider S.A., the Partner of Hottinguer & Cie Zurich, Chairman of the Board of Hottinguer Capital Corp., and a director of Swiss Helvetia Fund, Inc. and Hottinguer US Inc.

     W. EDWIN JARMAIN (59) has been a director of the Company since 1992. Mr. Jarmain is President of Jarmain Group Inc. (a private investment holding company), a position he has held since 1979, and is also an officer and director of several affiliated companies. He is also a director of EQ, Equitable Life, AXA Insurance (Canada), Anglo Canada General Insurance Company, AXA Pacific Insurance Company and an alternate director of National Mutual Asia Limited and National Mutual Insurance Company Limited of Hong Kong. Mr. Jarmain serves as non-executive Chairman and director of FCA International Ltd. (financial collection services) and served as President, CEO and director during 1992 and 1993.

     FRANCIS JUNGERS (71) has been a director of the Company since 1995. Mr. Jungers is an independent consultant on energy and the Middle East and has been so since 1978 when he retired as Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, an oil producing company with which Mr. Jungers was associated for over thirty years. Mr. Jungers had previously served on the Board of Directors of the Company from 1978 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. Jungers is also a director of the AES Corporation, Georgia-Pacific Corporation, Thermo Ecotek Corporation, Thermo Electron Corporation and Thermo Quest, Inc.

     EDWARD D. MILLER (57) has been a director of the Company since November 1997. Mr. Miller has been President and Chief Executive Officer of EQ since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been a director and Chief Executive Officer since August 1997 and Chairman since January, 1998. He is also a Senior Executive Vice President of AXA. Mr. Miller was Senior Vice Chairman of Chase Manhattan Corporation from 1995 to 1997, and President of Chemical Bank (which merged into Chase in 1996) from 1994 to 1996 and its Vice Chairman from 1991 to 1994. He is currently a director of Alliance and KeySpan Energy Corporation (formerly Brooklyn Union Gas Co.).

     W.J. SANDERS III (61) has been a director of the Company since 1995. Mr. Sanders is Chairman of the Board and Chief Executive Officer of Advanced Micro Devices, Inc., a semiconductor manufacturer he founded in 1969. Mr. Sanders had previously served on the Board of Directors of the Company from 1979 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995.

     STANLEY B. TULIN (48) has been a director of the Company since June 1997. He has been Executive Vice President of EQ since 1996 and its Chief Financial Officer since May 1997. He has been Director, Chairman, President and Chief Executive Officer of Equitable Capital Management Corporation since June 1997, Director, Executive Vice President and Chief Financial Officer of Equitable Investment Corporation since June 1997 and Chairman, President, Chief Executive Office and Chief Financial Officer of ACMC, Inc. since July 1997. Mr. Tulin has been Vice Chairman and Director of Equitable Life since February 1998, Senior Executive Vice President from 1996 to February 1998 and Chief Financial Officer since 1996. Mr. Tulin was Chairman of the Insurance Consulting and Actuarial practice, Coopers & Lybrand from 1988 to 1996 and a Principal of Milliman and Robertson, Inc. from 1971 to 1988. He is currently a director of Alliance.

     JOHN C. WEST (75) has been a director of the Company since 1995. Mr. West is an attorney who has served as the United States Ambassador to the Kingdom of Saudi Arabia and as Governor of the State of South Carolina. Mr. West had previously served on the Board of Directors of the Company from 1981 to 1985 and had been an Advisory Director of the Company from 1985 until his re-election to the Board in 1995. Mr. West is Chairman of the Board of Seibels Bruce Group, Inc. He is also Distinguished Professor of Middle East Studies at the University of South Carolina.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors has a standing Audit Committee (the "Audit Committee") and a standing Compensation and Management Committee (the "Compensation and Management Committee"). The Company does not currently have a standing nominating committee.

     The Audit Committee currently consists of Messrs. Jungers (Chairman) and Jarmain. Among other things, the Audit Committee makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors.

     The Compensation and Management Committee currently consists of Messrs. West (Chairman), Harris and Jarmain. The Compensation and Management Committee has primary responsibility for all aspects of executive officer compensation and benefits, including salaries and grants and awards under the Company's 1995 Restricted Stock Unit Plan, 1996 Stock Option Plan and 1996 Incentive Compensation Plan.

     During 1997, the Board of Directors held six meetings, the Compensation and Management Committee held four meetings and the Audit Committee held three meetings. During 1997, each of the directors attended at least seventy-five percent of the meetings of the Board of Directors or Committees held during the period that he was a director except Mr. Shen, who missed 2 of the 6 meetings he was eligible to attend, Mr. Hottinguer, who missed 3 of the 6 meetings he was eligible to attend and Mr. Bebear, who missed 4 of the 6 meetings he was eligible to attend.

COMPENSATION OF DIRECTORS

     The Company's policy is not to pay compensation to directors who are also employees of the Company, Equitable or any affiliates of Equitable. The Company's policy is to pay independent directors an annual retainer of $25,000 plus $1,000 for each Board Meeting attended and $500 for each meeting of a committee of the Board attended. Under the Company's 1996 Non-Employee Directors Stock Plan, on November 21, 1996 and April 16, 1997 each independent director was granted an option to purchase 4,000 shares of Company stock. In addition, under that plan each eligible director will receive an annual option grant to purchase 4,000 shares of Company stock at the end of each Annual Meeting of Stockholders. Each option will have an exercise price equal to the fair market value of a share of Common Stock as of the date of grant, will vest and be exercisable with respect to one fourth of the covered shares on each of the first four anniversaries of the date of grant and will have a ten-year term. Except for a person whose service as a director is terminated for cause, after a person ceases to be a director options remain exercisable for various periods, depending on the reason for the termination.

                   EXECUTIVE COMPENSATION AND BENEFIT PLANS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to its Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on 1997 salary and annual bonuses (collectively, the "Named Executive Officers") who were serving as executive officers at the end of the fiscal year ended December 31, 1997.


                          SUMMARY COMPENSATION TABLE




                                                   ANNUAL COMPENSATION
                                     ------------------------------------------------
                                                                          OTHER
                                        SALARY         BONUS             ANNUAL
NAME AND PRINCIPAL POSITION    YEAR     ($)(1)         ($)(1)        COMPENSATION $
John S. Chalsty (6) ......... 1997    $500,000     $12,500,000     $  155,400 (8)
 Chairman & Chief             1996     500,000      10,000,000        167,645 (8)
 Executive Officer            1995     500,000       7,000,000        159,496 (8)

Joe L. Roby (6) ............. 1997     175,000       9,500,000     $  107,664 (9)
 President and                1996     175,000       8,500,000         97,672 (9)
 Chief Operating Officer      1995     175,000               0(7)      62,190 (9)

Carl B. Menges .............. 1997     190,000       1,000,000         41,101 (10)
 Vice Chairman                1996     190,000       1,000,000         55,324 (10)
                              1995     190,000       1,000,000         26,318 (10)

Anthony F. Daddino .......... 1997     175,000       3,750,000         25,201 (11)
 Executive Vice President     1996     175,000       3,000,000         27,112 (11)
 & Chief Financial Officer    1995     175,000       3,000,000         28,936 (11)

Michael M. Bendik ........... 1997     140,000         950,000         10,467 (12)
 Senior Vice President &      1996     140,000         850,000         10,527 (12)
 Chief Accounting Officer     1995     140,000         750,000         14,402 (12)



                                               LONG-TERM COMPENSATION
                              ---------------------------------------------------------
                                RESTRICTED    OPTIONS/       LTIP
                                   STOCK        SARS       PAYOUTS        ALL OTHER
NAME AND PRINCIPAL POSITION    AWARDS($)(2)    (#)(3)       ($)(4)     COMPENSATION (5)
John S. Chalsty (6) .........           --         --             --  $369,886
 Chairman & Chief                       --         --             --   695,447
 Executive Officer              $9,705,393    636,357             --   144,184

Joe L. Roby (6) .............           --         --    $ 2,414,243   163,797
 President and                          --    250,000     23,983,762   403,765
 Chief Operating Officer         7,279,065    477,268     11,083,075        --

Carl B. Menges ..............           --         --      1,018,426    46,845
 Vice Chairman                          --         --        672,534   151,466
                                 1,010,988     66,287      2,209,923        --

Anthony F. Daddino ..........           --         --      1,823,705   193,093
 Executive Vice President               --         --      6,996,750   242,702
 & Chief Financial Officer       4,043,925    265,149      4,143,605   171,704

Michael M. Bendik ...........           --         --        579,788    36,336
 Senior Vice President &                --         --             --    55,667
 Chief Accounting Officer          303,291     19,886             --         --

----------
(1) Includes amounts contributed by each of the Named Executive Officers under various deferred compensation plans maintained by the Company.

(2) The amounts shown in the table for 1995 were calculated by multiplying $27.00 per share, the initial public offering price of the Common Stock in October 1995, by the number of restricted stock units received by each of the Named Executive Officers under the Company's 1995 Restricted Stock Unit Plan (the "1995 Restricted Stock Unit Plan") at the time of the initial public offering (the "Initial Public Offering"). Such amounts, therefore, are gross amounts which have not been reduced by the amounts accrued under certain multi-year compensation arrangements maintained by the Company which were surrendered by the Named Executive Officers in exchange for the restricted stock units received. Messrs. Chalsty, Roby, Menges, Daddino and Bendik surrendered $6,940,518, $5,205,389, $722,920, $2,892,031 and $216,891, respectively. Each restricted stock unit represents the right to receive a share of Common Stock, subject to certain conditions described below. Units awarded under the 1995 Restricted Stock Unit Plan fall into two categories: "Base Units" and "Premium Units." Base Units vested 50% in February 1997 and the remainder vested in February 1998. Premium Units generally vest in three equal installments in February 1998, February 1999 and February 2000. No dividends or dividend equivalents are paid on the unvested restricted stock units. As of December 31, 1997, the last day of trading during the fiscal year ended December 31, 1997, the aggregate value of the unvested restricted stock units, based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on such date of $79.0625 was $18,257,982, $13,693,545, $1,901,927, $7,607,552 and
      $570,594 for Messrs. Chalsty, Roby, Menges, Daddino and Bendik, respectively.

(3) The options shown for Mr. Roby for 1996 have an exercise price of $32.50, a term of ten years, and become exercisable in four equal installments on May 16, 1997, May 16, 1998, May 16, 1999 and May 16, 2000. The options shown for 1995 were granted under the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") in exchange for $6.075 per share of the Named Executive Officer's interests under certain multi-year cash compensation arrangements maintained by the Company. Messrs.

   Chalsty, Roby, Menges, Daddino and Bendik surrendered $3,865,869, $2,899,403, $402,694, $1,610,780 and $120,807, respectively, of such interests. The options have an exercise price of $27.00, which is equal to the Initial Public Offering price of the Common Stock, have a ten-year term and become exercisable in two equal installments in February 1997 and February 1998. The Company's stock plans do not permit the granting of stock appreciation rights ("SARs").

(4) The amounts shown for Messrs. Menges and Daddino reflect payments made in 1995 of amounts earned under the Company's 1991-1993 Long Term Incentive Plan and payments made in 1996 and 1997 of amounts earned under the Company's 1994-1996 and 1991-1996 Long Term Incentive Plans. The amounts shown for Mr. Roby reflect payment of amounts earned under the Company's 1991-1993 and 1994-1996 Long Term Incentive Plans and amounts previously earned under a prior multi-year bonus program.

(5) Of the amounts shown in the table $138,394, $163,797 and $169,066 for 1997 and $144,807, $167,954 and $142,954 for 1996 and all of the amounts for 1995 reflect the value of premiums paid by the Company on behalf of Messrs. Chalsty, Roby and Daddino, respectively, under split-dollar life insurance policies. The amounts represent the present value of the interest projected, on an actuarial basis, to accrue for the benefit of Messrs. Chalsty, Roby and Daddino, respectively, on the portions of the premiums paid by the Company in that year. In addition, $231,492 , $46,845, $24,027 and $36,336 is included for 1997 for Messrs. Chalsty, Menges, Daddino and Bendik, respectively, and $550,640, $235,811, $151,466, $99,748 and $55,667 is included for 1996 for Messrs. Chalsty, Roby, Menges, Daddino and Bendik, respectively, to reflect distributions in 1997 and 1996 in respect of units awarded in prior years under plans which allocated to the participants a portion of the profits realized by the Company on certain investments.

(6) Effective February 23, 1998 Mr. Chalsty stepped down as Chief Executive Officer but remains Chairman of the Board. On the same date Mr. Roby was elected Chief Executive Officer and relinquished the title of Chief Operating Officer.

(7) During this year, Mr. Roby participated in a multi-year bonus program. See footnote (4), above.

(8) Of the amounts shown in the table for Mr. Chalsty, $18,804, $16,487 and $12,935 reflect the use of Company transportation equipment in 1997, 1996 and 1995 but such amounts have not been reduced by the proportion of the use for business rather than personal reasons. In addition, $40,596, $55,158 and $50,561 of the amounts shown reflect the value of financial planning services provided on his behalf by Wood, Struthers & Winthrop during 1997, 1996 and 1995, respectively, and $96,000, $96,000, and
      $96,000 of the amounts shown reflect contributions by the Company toward the cost of an apartment for Mr. Chalsty during 1997, 1996 and 1995, respectively.

(9) Of the amounts shown in the table for Mr. Roby, $28,547, $23,552 and $18,618 reflect the use of Company transportation equipment in 1997, 1996 and 1995, but such amounts have not been reduced by the proportion of the use for business rather than personal reasons. In addition, $79,117, $74,120 and $43,572 of the amounts shown reflect the value of financial planning services provided on Mr. Roby's behalf by Wood, Struthers & Winthrop during 1997, 1996 and 1995, respectively.

(10) Of the amounts shown in the table for Mr. Menges, $19,044, $22,801 and $18,265 reflect the use of Company transportation equipment in 1997, 1996 and 1995, but such amounts have not been reduced by the proportion of the use for business rather than personal reasons. In addition, $22,057, $32,523 and $8,053 of the amounts shown reflect the value of financial planning services provided on Mr. Menges' behalf by Wood, Struthers & Winthrop during 1997, 1996 and 1995, respectively.

(11) Of the amounts shown in the table for Mr. Daddino, $22,001, $21,404 and $20,687 reflect the use of Company transportation equipment in 1997, 1996 and 1995, but such amounts have not been reduced by the proportion of the use for business rather than personal reasons. In addition, $3,200, $5,708 and $8,249 of the amounts shown reflect the value of financial planning services provided on Mr. Daddino's behalf by Wood, Struthers & Winthrop during 1997, 1996 and 1995, respectively.

(12) The amounts shown for 1997 in the table for Mr. Bendik reflect the use of Company transportation equipment in 1997, 1996 and 1995, but such amounts have not been reduced by the proportion of the use for business rather than personal reasons.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR (1997)
                         AND FY-END OPTION/SAR VALUES




                                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            SHARES ACQUIRED                              OPTIONS AT FY-END (#)           AT FY-END ($)(1)
NAME                          ON EXERCISE       VALUE REALIZED ($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
John S. Chalsty ........            --                     --              318,178/318,179           $16,565,142/$16,565,194
Joe L. Roby ............         3,076               $133,806              298,058/426,134            15,190,812/$21,154,351
Carl B. Menges .........            --                     --               33,143/33,144               1,725,507/$1,725,507
Anthony F. Daddino .....            --                     --              132,574/132,575              6,902,134/$6,902,186
Michael M. Bendik ......            --                     --                9,943/9,943                    517,657/$517,657

----------
(1) An "in-the-money option" is an option for which the market price of the underlying Common Stock at year-end 1997 exceeds the exercise price of the option. The value of unexercised, in-the-money options shown above is based upon the difference between the exercise price of all options and $79.0625, the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on December 31, 1997, the last day of trading during the fiscal year ended December 31, 1997. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.



LONG-TERM INCENTIVE PLANS AWARDS

     The following table sets forth information concerning certain awards made in 1997 under the Company's 1996 Incentive Compensation Plan to the Named Executive Officers. Except as otherwise indicated, each award represents a percentage interest in a pool the amount of which is dependent upon the Company's performance in 1997, 1998, and 1999 and accordingly the value of the awards is not determinable at this time. The table below shows the annual benefit that would be earned if the average annual results during the 1997-1999 performance period were the same as the results for the 1994-1996 performance period, adjusted for a modification in the formula.


             1996 INCENTIVE COMPENSATION PLAN -- LONG-TERM AWARDS




                                                                                                ESTIMATED
                                    NUMBER OF SHARES,                PERFORMANCE             FUTURE PAYOUTS
                                  UNITS OR OTHER RIGHTS            OR OTHER PERIOD           UNDER NON-STOCK
NAME                            (EXPRESSED AS % OF POOL)     UNTIL MATURATION OR PAYOUT     PRICE BASED PLANS
Joe L. Roby ................              5.00%(1)                     (1)                          (1)
Carl B. Menges .............              0.42%                   1/1/97-12/31/99               $ 461,672
Anthony F. Daddino .........              1.67%                   1/1/97-12/31/99               1,846,686
Michael M. Bendik ..........              0.14%                   1/1/97-12/31/99                 153,891

----------
(1) Mr. Roby's original award was for 4.44% and will be based on the Company's performance during the period beginning January 1, 1997 and ending upon his termination of employment. In connection with his election as Chief Executive Officer in February 1998, Mr. Roby's award was increased to 5.00% for the period commencing in 1998.

CERTAIN DEFERRED COMPENSATION PLANS AND ARRANGEMENTS

     Certain employees, including the Named Executive Officers, deferred a portion of their 1983 or 1984 compensation in return for which the Company agreed to pay each of them a specified annual benefit for 15 years beginning at age 65. Benefits are based upon the participant's age and the amount deferred and are calculated to yield an approximate 12.5% annual compound return. In the event of the participant's disability or death, an equal or lesser amount is to be paid to the participant or his beneficiary. After age 55, participants, the sum of whose age and years of service is equal to or greater than 80, may elect to have their benefits begin before age 65, in an actuarially reduced amount. The Company has funded its obligations through the purchase of life insurance policies. The table below shows as to the Named Executive Officers the estimated annual benefit payable at age 65. Each of these individuals is fully vested in the applicable benefit.



                                            ESTIMATED
NAME                                     ANNUAL BENEFITS
         John S. Chalsty ............       $ 47,053
         Joe L. Roby ................         56,527
         Carl B. Menges .............         33,047
         Anthony F. Daddino .........        107,313
         Michael M. Bendik ..........         91,781

COMPENSATION AND MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Management Committee during the fiscal year ended December 31, 1997 was an officer or employee of the Company. Mr. Jarmain has been a director of EQ and Equitable Life since 1992. See "Security Ownership of Certain Beneficial Holders and Management" and "Certain Relationships and Related Transactions."


COMPENSATION AND MANAGEMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Committee of the Board of Directors (for the purposes of this report, the "Committee") is composed entirely of independent outside directors, none of whom is a current officer or employee of the Company or its subsidiaries. The Committee is responsible for the establishment of policies governing and for the implementation, administration and interpretation of all aspects of executive officer compensation, which includes base salary, short term performance incentives, long term performance incentives and equity based incentives. The Committee reviews the compensation of executive officers on an ongoing basis, developing and executing cost and tax-effective plans with the following objectives:

      o Support the Company's business strategies and goals,

      o Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other leading financial services firms with whom the Company competes for business and talent,

      o Motivate high performance in an entrepreneurial incentive-driven culture,

      o Closely align executive officers' interests with stockholders' interests, and

      o Reward results achieved short term and in the long term creation of shareholder value.

     The compensation policy of the Company is to base total compensation on performance. By virtue of the Company's establishment of relatively low fixed base compensation and highly-leveraged incentive opportunities, total compensation will vary directly with the financial results of the Company and the total returns to its stockholders, and may exceed the 75th percentile for superior performance.

     The Committee was established immediately prior to the Initial Public Offering. As such, the Committee is administering certain plans that were approved and in place prior to its establishment. The Committee views such plans as appropriate and supportive of the policies and objectives discussed above.

     In its deliberations, the Committee utilizes the services of an independent consulting firm with expertise in executive compensation among financial services firms, as well as historical marketplace survey data. For 1997, the survey data reviewed in setting compensation levels for executive officers is based on a group of 11 companies. Of these firms, four are included in the Peer Group Index used for the Common Stock Performance graph set forth below. See "Common Stock Performance." During the year, two of the four firms that comprise this peer group merged with other firms. The mix of business of one of the new combined firms does not reflect the Company's business mix. As such, the results of this firm have been included through the last day of public trading. The firms not included in the Peer Group Index are either not publicly traded or owned, or have a mix of businesses not representative of the Company on an overall basis, although various segments are comparable to certain divisions of the Company.

     It is the intention of the Committee that executive officer compensation be determined and administered on the basis of total compensation, rather than based on separate free-standing components. In keeping with the Company's policy of sustaining its entrepreneurial incentive-driven culture, no Company-paid retirement benefits are provided to executive officers.

     The total compensation program for executive officers established by the Committee is comprehensive and integrated to include salary, short term and long term performance incentives and equity-based incentives.

 SALARY

     Salaries are generally below median for similar positions within the financial services industry. Salaries are reviewed annually by the Committee for appropriateness in consideration of the Company's compensation policy, marketplace practice, the Company's financial results, individual position responsibilities and performance. Of the ten current executive officers, only three have received salary increases since 1987.

 SHORT TERM AND LONG TERM PERFORMANCE INCENTIVES

     1996 Incentive Compensation Plan. The 1996 Incentive Compensation Plan, which is administered by the Committee, provides for the award of short term and long term incentives based on Company profitability. At the beginning of each performance period, each executive officer is assigned an interest in one or more award pools. After completion of each performance period, the Committee evaluates the performance of each executive officer based on the criteria discussed below and, in its sole and absolute discretion, may reduce or increase awards, except that the Committee may only reduce and may not increase an award to a current Named Executive Officer. Awards may be paid in cash, stock-based payments or any combination thereof.

     Short Term Performance Incentives. Aggregate short term incentive compensation awards are based primarily on the Company's profitability over a one or two year period. Individual awards are based on an assessment of individual, business unit, and Company performance.

     In assessing such performance, the Committee evaluates a number of quantitative and qualitative factors without assigning weights and considers absolute and relative results achieved and strategic progress during the prior one or two years, as well as over a period of years. Such performance is evaluated by comparisons to prior years, peer companies and overall industry performance. Factors considered may include the quality, consistency and level of earnings, growth, return on equity, cost control and margins, as well as the services rendered and value added to clients of the Company.

     With regard to 1997, pre-tax profits rose 39.5% over 1996, and awards to executive officers were, for the most part, maintained or increased from prior year levels in recognition of this performance and competitive pay levels.

     Long Term Performance Incentives. Long term performance incentives are generally based on the Company's adjusted cumulative net income and return on equity over a period of three years or longer. Such incentives are designed to strengthen the coincidence of interest of executive officers and the Company's shareholders in the long term growth of enterprise value, as well as to encourage retention among key managers of the Company through vesting and competitive compensation opportunities.

     The number of units awarded to each executive officer is subject to annual review and reflects their individual performance, responsibility level, and potential impact on the long term financial results of the Company. Long term incentive payments made in 1997 to executive officers named in the Summary Compensation Table represent amounts earned under the Company's 1994-1996 Long Term Incentive ("LTI") Plans. Awards of units have been made for the 1997-1999 performance period.


   EQUITY-BASED INCENTIVES

      o 1995 Restricted Stock Unit Plan. As discussed above, executive officers were granted restricted stock units in 1995 under the 1995 Restricted Stock Unit Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Restricted stock units granted in 1995 vest in installments from February 1997 to February 2000. No executive officer received a restricted stock unit grant in 1997.

      o 1995 Stock Option Plan. Executive officers were granted options to purchase shares of Common Stock under the 1995 Stock Option Plan. These grants were made to executive officers in exchange for reduction in the value of their interests in the 1991 or 1994 LTI Plan. Options granted under the 1995 Stock Option Plan vest in February 1997 and February 1998. No further grants will be made under this plan which has been replaced by the 1996 Stock Option Plan, as discussed below.

         The value of restricted stock units and stock options awarded under the 1995 Restricted Stock Unit Plan and the 1995 Stock Option Plan may be realized only after vesting from 1997 to 2000, and will depend on the market value of the Company's Common Stock in the future. Thus, the ultimate value of such restricted stock unit and stock option awards will provide a continuing incentive to executive officers for the creation of shareholder value.

      o 1996 Stock Option Plan. At the 1996 Annual Meeting stockholders approved the 1996 Stock Option Plan which is administered by the Committee and provides for the award of stock options to employees of the Company. No executive officer received an option grant in 1997.

         The Committee does not consider stock holdings, prior option or stock grants, prior long term performance incentive awards or the appreciation thereon when making future option, stock and long term performance incentive award determinations.

 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chief Executive Officer, who participates in the Company's executive compensation program on the same basis as all other executive officers.

     In setting the Chief Executive Officer's 1997 total compensation, the Committee took into account the consistent and outstanding annual and long term performance of the Company under his leadership and its strategic progress, all of which were viewed as critical to the success realized by the Company in 1997.

     The Company's strong 1997 performance included a 33% growth in revenues and a 40% increase in net income over 1996, recording the highest profit year in the Company's history. Return on equity rose to 24.1% from 20.6% in 1996. Based on such outstanding performance, the Chief Executive Officer received an annual incentive award of $12.5 million for 1997. His salary of $500,000 was last increased in 1994 based on a review of peer salaries in other firms. The Chief Executive Officer was not granted any restricted stock units or stock options in 1997.

     The Committee believes that the total compensation of the Chief Executive Officer is appropriate relative to his performance, the performance of the Company and the compensation of other heads of high-performing investment firms.

 TAX CONSIDERATIONS

     The Committee's policy is to preserve corporate tax deductions while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.



                                          COMPENSATION AND MANAGEMENT COMMITTEE


                                                      Louis Harris
                                                      W. Edwin Jarmain
                                                      John C. West, Chairman

COMMON STOCK PERFORMANCE

     The following chart compares the Company's cumulative total return on stockholder investment since the date of the Initial Public Offering (October 24, 1995) with that of the Standard & Poor's 500 and a Peer Group Index. All indices include the reinvestment of dividends.


[GRAPHIC OMITTED--INDEX POINTS SHOWN BELOW]


                                 INDEX POINTS

                                      10/26/95  12/31/95   12/31/96  12/31/97
Donaldson, Lufkin & Jenrette, Inc.      100.00    115.74    122.94    274.20
S&P 500                                 100.00    111.20    130.81    174.44
Peer Group                              100.00     98.23    137.90    235.65


* Peer group includes Bear Stearns Companies, Lehman Brothers Holdings, Morgan Stanley Group (10/26/95 - 5/30/97), Morgan Stanley, Dean Witter Discover & Company (6/1/97-12/31/97) and Salomon Inc. Assumes conversion of Morgan Stanley Group shares into Morgan Stanley, Dean Witter, Discover & Company on 6/1/97. Total return analysis for Salomon extends through 10/31/97, the approximate date of the company's acquisition by Travelers Group, Inc.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table sets forth, as of March 1, 1998, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director and nominee for director, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Named Executive Officers and by all current directors and executive officers as a group.




                                                                          CURRENT
                                                                  BENEFICIAL OWNERSHIP(1)               TOTAL(1)
                                                                ---------------------------   ----------------------------
                                                                   NUMBER OF                     NUMBER OF
                                                                     SHARES        PERCENT         SHARES         PERCENT
AXA(2) ......................................................      42,720,000        63.1%       42,720,000         58.2%
 9 Place Vendome
 75001 Paris, France
The Equitable Companies
 Incorporated(3) ............................................      42,635,000        62.9        42,635,000         58.1
 1290 Avenue of the Americas
 New York, New York 10104
The Equitable Life Assurance
 Society of the United States(4) ............................      19,230,770        28.4        19,230,770         26.2
 1290 Avenue of the Americas
 New York, New York 10104
John S. Chalsty(5) ..........................................         931,257         1.4           999,526          1.4
Joe L. Roby(6) ..............................................         758,161         1.1           996,863          1.4
Carl B. Menges(7) ...........................................          96,619           *           103,731            *
Anthony F. Daddino(8) .......................................         386,478           *           414,924            *
Hamilton E. James(9) ........................................         483,097           *           518,654            *
Richard S. Pechter(10) ......................................         695,661         1.0           746,863          1.0
Theodore P. Shen(11) ........................................         695,661         1.0           746,863          1.0
Michael M. Bendik(12) .......................................          28,985           *            31,119            *
Claude Bebear(13) ...........................................           1,000           *             1,000            *
Henri de Castries(14) .......................................           1,000           *             1,000            *
Denis Duverne(15) ...........................................               0           *                 0            *
Louis Harris(16) ............................................           5,440           *            11,440            *
Henri G. Hottinguer(17) .....................................           4,000           *            10,000            *
W. Edwin Jarmain(18) ........................................           7,024           *            13,024            *
Francis Jungers(19) .........................................           3,000           *             9,000            *
Joseph J. Melone(20) ........................................           1,024           *             1,024            *
Edward D. Miller ............................................               0           *                 0            *
Stanley B. Tulin (21) .......................................               0           *                 0            *
W.J. Sanders III(22) ........................................           3,405           *             9,405            *
John C. West(23) ............................................          12,800           *            18,800            *
All directors and executive officers as a group(24) .........       4,201,231         6.2         4,726,967          6.4

----------
*     Less than 1.0%.

(1) The table provides certain information regarding the beneficial ownership of the Company's Common Stock by AXA, EQ, Equitable Life, each of the Company's directors and all directors and executive officers as a group assuming, in the case of the Total column, the issuance of all of the Common Stock pursuant to outstanding restricted stock units and options. In connection with the Initial Public Offering, approximately 500 employees of the Company exchanged an aggregate of $100.0 million of their interests under certain cash compensation arrangements, including the Company's 1991-1993 Long

     Term Incentive Plan (the "1991 LTI Plan") and the Company's 1994-1996 Long Term Incentive Plan (the "1994 LTI Plan"), for restricted stock units representing an aggregate of approximately 5.2 million shares of Common Stock (the "LTI Restricted Stock Unit Exchange"). Approximately 80% of these units have vested as of February 1, 1998 and are included in the Current Beneficial Ownership column. The balance of these units, located in the Total column, are subject to forfeiture in certain circumstances and will vest in specified proportions in February 1999 and February 2000.


     In connection with the Initial Public Offering, employees acquired options to purchase an aggregate of approximately 9.2 million shares of Common Stock at a price of $27.00 per share by foregoing an aggregate of $55.7 million of their future interests under cash compensation arrangements (the "LTI Option Exchange"). As of February 1, 1998, all outstanding options received in the LTI Option Exchange have vested and are included in the Current Beneficial Ownership column. In addition, Mr. Roby was granted an option to purchase 250,000 shares of Common Stock in 1996 and Messrs. Harris, Hottinguer, Jungers, Jarmain, Sanders and West have each been granted options to purchase 8,000 shares of Common Stock under the Company's 1996 Non-Employee Directors Stock Plan.

(2) AXA is EQ's largest stockholder, beneficially owning approximately 59% of EQ's outstanding common stock. As of March 1, 1998, a group of four
     French mutual insuance companies (the "Mutuelles AXA") owned, directly or indirectly through various holding companies, approximately 24.7% of the issued shares representing 34.8% of the voting power of AXA. For insurance regulatory purposes the shares of capital stock of EQ beneficially owned by AXA and its subsidiaries have been deposited into a voting trust to ensure that certain of the indirect minority shareholders of AXA do not exercise control over EQ or certain of its insurance subsidiaries.

(3) The number listed includes shares of Common Stock beneficially owned by EQ's wholly-owned subsidiary, Equitable Life.

(4) The number listed includes shares of Common Stock beneficially owned through its wholly-owned subsidiary, Equitable Holdings, L.L.C.

(5) The Current Beneficial Ownership column for Mr. Chalsty includes 1,000 shares owned by Mr. Chalsty's wife, 291,190 vested restricted stock units and 636,357 option shares exercisable within 60 days . The Total column includes 68,269 unvested restricted stock units. In addition, Mr. Chalsty beneficially owns 96,000 shares of common stock of EQ, including 80,000 option shares exercisable within 60 days and 2,500 American Depositary Receipts ("ADRs") of AXA.

(6) The Current Beneficial Ownership column for Mr. Roby includes 218,393 vested restricted stock units and 536,692 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units and 187,500 stock options that become exercisable more than 60 days after March 1, 1998. In addition, Mr. Roby holds an option to purchase 40,000 shares of common stock of EQ which is exercisable within 60 days and 2,500 ADRs of AXA.

(7) The Current Beneficial Ownership column for Mr. Menges includes 30,332 vested restricted stock units and 66,287 option shares exercisable within 60 days. The Total column includes 7,112 unvested restricted stock units. Mr. Menges also owns 1,500 ADRs of AXA.

(8) The Current Beneficial Ownership column for Mr. Daddino includes 91,829 vested restricted stock units and 265,149 option shares exercisable within 60 days. The Total column includes 28,446 unvested restricted stock units. Mr. Daddino beneficially owns 100 shares of common stock of EQ which are held in an insurance trust for the benefit of his wife and children and also holds an option to purchase 40,000 shares of common stock of EQ which is exercisable within 60 days.

(9) The Current Beneficial Ownership column for Mr. James includes 84,720 vested restricted stock units and 331,436 option shares exercisable within 60 days. The Total column includes 35,557 unvested restricted stock units. Mr. James also holds an option to purchase 40,000 shares of common stock of EQ which is exercisable within 60 days and 1,000 ADRs of AXA.

(10) The Current Beneficial Ownership column for Mr. Pechter includes 218,393 vested restricted stock units and 477,268 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units. Mr. Pechter also holds an option to purchase 40,000 shares of common stock of EQ which is exercisable within 60 days and 1,000 ADRs of AXA.

(11) The Current Beneficial Ownership column for Mr. Shen includes 218,393 vested restricted stock units and 477,268 option shares exercisable within 60 days. The Total column includes 51,202 unvested restricted stock units. Mr. Shen also holds an option to purchase 40,000 shares of common stock of EQ which is exercisable within 60 days and 1,000 ADRs of AXA.

(12) The Current Beneficial Ownership column for Mr. Bendik includes 19,866 option shares exercisable within 60 days. The Total column includes 2,134 unvested restricted stock units.

(13) Mr. Bebear also beneficially owns 498,961 shares of common stock of AXA, including 285,568 option shares exercisable within 60 days and his wife owns 23 shares of common stock of AXA.

(14) Mr. de Castries also beneficially owns 46,063 shares of common stock of AXA, including 45,063 option shares exercisable within 60 days.

(15)  Mr. Duverne also owns 2,000 shares of common stock of EQ with his wife.

(16) The Current Beneficial Ownership column for Mr. Harris includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998.

(17) The Current Beneficial Ownership column for Mr. Hottinguer includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998.

(18) The Current Beneficial Ownership column for Mr. Jarmain includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998. Mr. Jarmain also beneficially owns 10,000 shares of common stock of EQ.

(19) The Current Beneficial Ownership column for Mr. Jungers includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998.

(20) Mr. Melone also beneficially owns 342,156 shares of common stock of EQ, including 320,000 option shares exercisable within 60 days. In addition, Mr. Melone owns 1,000 shares of common stock of AXA.

(21) Mr. Tulin also beneficially owns 24,051 shares of common stock of EQ, including 20,000 option shares exercisable within 60 days. Of these shares, 4,000 are owned with his wife. In addition, Mr. Tulin owns 2,000 ADRs of AXA.

(22) The Current Beneficial Ownership column for Mr. Sanders includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998.

(23) The Current Beneficial Ownership column for Mr. West includes 2,000 option shares exercisable within 60 days. The Total column includes 6,000 option shares that become exercisable more than 60 days after March 1, 1998. Of the Common Stock beneficially owned by Mr. West, 5,500 shares are held on his behalf by a profit sharing plan. In addition, 200 shares are owned directly by his wife, as to which shares Mr. West disclaims beneficial ownership.

(24) The Current Beneficial Ownership column includes 1,153,250 vested restricted stock units and 2,883,630 option shares exercisable within 60 days and the Total column includes 302,236 unvested restricted stock units and 223,500 option shares that become exercisable more than 60 days after March 1, 1998. All directors and executive officers as a group also beneficially own 674,757 shares of common stock of EQ and 546,024 shares of common stock of AXA and 9,500 ADRs of AXA.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of Common Stock and other equity securities of the Company with the Commission and the New York Stock Exchange, Inc. Officers, directors and greater than ten-percent shareholders are required by Commission regulation to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with during 1997.


                   ITEM 2: APPROVAL OF AMENDMENT TO RESTATED
                         CERTIFICATE OF INCORPORATION

     In February 1998, the Board of Directors unanimously adopted a resolution approving an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 300,00,000 and the number of authorized shares of Preferred Stock from 25,000,000 to 50,000,000. Each additional share of Common Stock will have the same rights and privileges as each share of currently authorized Common Stock. This amendment requires the approval of the Company's stockholders. As amended, the relevant Article of the Company's Amended and Restated Certificate of Incorporation will read as follows:

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 300 million (300,000,000) shares of Common Stock, par value $0.10 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock").

      The Board of Directors (or such committee of the Board of Directors as the Board of Directors shall empower) is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

     In February 1998, the Company also announced that, subject to the approval of the foregoing amendment, a two-for-one stock split (the "Stock Split") would be effected by the issuance on May 11, 1998 of additional shares of Common Stock as a stock dividend to holders of record on April 27, 1998. This action was taken to facilitate ownership of Common Stock and to bring the market price of the Common Stock within a trading range more attractive to independent investors. Based on the number of shares of Common Stock outstanding on the Record Date and assuming approval of the amendment and giving effect to the Stock Split, the Company's issued and outstanding shares of Common Stock would be 116,717,428 and a total of 53,757,924 shares of Common Stock would be reserved for issuance pursuant to various stock-based compensation plans. Current stockholders do not have preemptive rights to subscribe for, purchase or reserve any shares of the authorized capital stock of the Company.

     In addition to the necessity of the foregoing amendment to enable the stock split to occur, the Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares in order to give the Company greater flexibility in considering and planning for future business needs. The shares will be available for issuance by the Board of Directors for proper corporate purposes, including but not limited to, stock dividends, stock splits and compensation plans.

     If the amendment is approved, the Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of Delaware as soon as practicable after the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.


                 ITEM 3: RATIFICATION OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has audited the consolidated financial statements of the Company since the Company was founded. KPMG Peat Marwick LLP representatives will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, the Board of Directors will consider whether to retain that firm for such year.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY' S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


REGISTRATION RIGHTS AND INDEMNIFICATION AGREEMENT

     Under a Registration Rights and Indemnification Agreement between the Company and EQ, the Company has granted Equitable the right to require the Company to register shares of Common Stock held by Equitable for sale in accordance with Equitable's intended method of disposition thereof (a "demand registration"). Equitable may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Equitable the right subject to certain exceptions to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Equitable in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Registration Rights and Indemnification Agreement, Equitable's registration rights are assignable to third parties. The Registration Rights and Indemnification Agreement provides for indemnification and contribution by the Company for the benefit of Equitable and permitted assigns and their related persons relating to the demand and piggy-back registrations. In addition, such Agreement provides for indemnification and contribution by the Company for the benefit of Equitable and its related persons with respect to other securities offerings by the Company and financial and other information provided by the Company to Equitable and in Exchange Act reports.


TAX SHARING AGREEMENTS

     The Company was included in EQ's consolidated tax group for Federal income tax purposes through December 31, 1996. In connection with the Initial Public Offering, the Company and EQ entered into a Federal income tax sharing agreement (the "Federal Income Tax Sharing Agreement"). Pursuant to the Federal Income Tax Sharing Agreement, the Company and EQ generally make payments between them such that, with respect to any period in which the Company was a member of EQ's consolidated tax group for Federal income tax purposes (a "Pre-Deconsolidation Period"), the amount of Federal income taxes to be paid by the Company will be determined as though the Company were to file for such period and all prior periods separate Federal income tax returns (generally including any amounts determined to be due as a result of a redetermination of the Federal income tax liability of the EQ consolidated group arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than being a consolidated subsidiary of EQ. The Company is also entitled to receive certain payments from EQ in respect of carrybacks of tax assets, if any, of the Company, determined on a separate return basis, arising in a Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering. The amount of any such payment will generally be determined, in the case of a carryback to a Pre-Deconsolidation Period ending on or before the completion of the Initial Public Offering, by the actual tax benefit received by the EQ consolidated group from such carryback, or, in the case of a carryback to any Pre-Deconsolidation Period beginning after the completion of the Initial Public Offering, by the benefit that the Company would have received from such carryback on a separate return basis.

     With respect to the period the Company was a part of the EQ consolidated group, EQ continues to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters related to the Federal income tax liability of the Company and will be responsible for the preparation and filing of consolidated Federal income tax returns. In addition, each member of a consolidated group for Federal income tax purposes is jointly and severally liable for the Federal income tax liability of each other member of its consolidated group. Accordingly, under the Federal Income Tax Sharing Agreement, EQ has agreed to indemnify the Company against such liabilities to the extent that they relate to the Federal income tax liability of the EQ consolidated group for periods that the Company is included in the EQ consolidated group, except to the extent attributable to the Company.

     The Federal Income Tax Sharing Agreement also contains provisions in respect of certain Federal income tax matters relating to a carryback of a tax asset, if any, of the Company from a period beginning on or after the date on which the Company ceases to be eligible for inclusion in EQ's consolidated group (a "Post-Deconsolidation Period") to a Pre-Deconsolidation Period. Under the Federal Income Tax Sharing Agreement, (i) the Company will agree to forego the carryback of any net operating losses to a Pre-Deconsolidation Period unless EQ consents to such carryback, which consent shall not be unreasonably withheld, and (ii) the Company may be entitled to receive certain payments from EQ in respect of any tax assets carried back to Pre-Deconsolidation Periods.

     The Company also files combined, consolidated or unitary income tax returns with ACMC, Inc. ("ACMC"), an indirect wholly-owned subsidiary of EQ, in certain states and localities for periods through December 31, 1996. The Company and ACMC have entered into a tax sharing agreement (the "State Tax Sharing Agreement"), pursuant to which the Company and ACMC have agreed that with respect to any period in which the Company and ACMC have filed or file a combined, consolidated or unitary income tax return in a state or local taxing jurisdiction, the amount of combined, consolidated or unitary income taxes to be paid by ACMC will be determined as though ACMC were to file for such period and all prior periods separate income tax returns with respect to such state or local taxing jurisdiction. The Company has agreed to indemnify ACMC against any combined, consolidated or unitary income taxes for periods in which the Company files combined, consolidated or unitary income tax returns with ACMC, except to the extent attributable to ACMC.

EMPLOYEES' SECURITIES COMPANY

     Selected employees of the Company, including executive officers, are offered the opportunity to become members of the DLJ First ESC L.P. (the "ESC"), an investment vehicle which qualifies as an

"employees' securities company" for purposes of the Investment Company Act of 1940, as amended. The ESC invests in the Company's merchant banking portfolio companies, typically acquiring between 30% and 40% of the Company's investment in such companies. The amounts invested by members are augmented in the ratio of 4:1 by a combination of recourse loans from the Company and preferred contributions to the ESC by the Company which have a capped return equal to the prime rate plus 1 3/4%, each of which is repaid to the Company upon realization of the applicable portfolio investments.

     Amounts invested in the ESC by each of the Company's executive officers in 1997 are set forth below:




                                        YEAR ENDED
NAME                                 DECEMBER 31, 1997
       Michael M. Bendik ..........      $ 15,000
       Michael A. Boyd ............        15,000
       John S. Chalsty ............       405,000
       Anthony F. Daddino .........       150,000
       Hamilton E. James ..........       240,000
       Carl B. Menges .............        90,000
       Richard S. Pechter .........       195,000
       Gerald B. Rigg .............        15,000
       Joe L. Roby ................       300,000
       Theodore P. Shen ...........       150,000

     The amount of loans made to the Company's executive officers and preferred contributions made in the ESC by the Company on behalf of the Company's executive officers in 1997, as well as the amount of such loans outstanding at December 31, 1997, are set forth below:




                                      LOANS AND PREFERRED
                                     CONTRIBUTIONS DURING      LOANS AND PREFERRED
                                          YEAR ENDED        CONTRIBUTIONS OUTSTANDING
NAME                                   DECEMBER 31, 1997      AT DECEMBER 31, 1997
       Michael M. Bendik ..........       $   55,448               $   89,897
       Michael A. Boyd ............           55,448                   89,897
       John S. Chalsty ............        1,497,096                2,223,634
       Anthony F. Daddino .........          554,480                  897,971
       Hamilton E. James ..........        1,806,474                2,437,334
       Carl B. Menges .............          332,688                  576,851
       Richard S. Pechter .........          720,824                1,094,012
       Gerald B. Rigg .............           55,448                   89,897
       Joe L. Roby ................        1,108,960                1,718,009
       Theodore P. Shen ...........          554,480                  897,472

DLJ FUND INVESTMENT PARTNERS, L.P.

     Selected employees of the Company, including certain executive officers, are limited partners of DLJ Fund Investment Partners, L.P. ("FIP"), an investment vehicle organized to allow these employees to invest on a leveraged basis in funds and other investment vehicles sponsored by certain of the Company's clients and potential clients and on a co-investment basis in transactions in which the Company's clients also invest. Amounts invested by the limited partners are augmented in the ratio of 2:1 by preferred contributions to FIP by the Company which have a capped return equal to the prime rate plus 1 3/4%.

     Amounts committed to FIP by each of the Company's executive officers are set forth below:




NAME                                 AT DECEMBER 31, 1997
      Michael M. Bendik ...........       $      -0-
      Michael A. Boyd .............              -0-
      John S. Chalsty .............        2,000,000
      Anthony F. Daddino ..........          500,000
      Hamilton E. James ...........        2,000,000
      Carl B. Menges ..............        1,000,000
      Richard S. Pechter ..........          750,000
      Gerald B. Rigg ..............              -0-
      Joe L. Roby .................        2,000,000
      Theodore P. Shen ............        1,000,000

     The amounts of preferred contributions made to FIP by the Company on behalf of each of the Company's executive officers in 1997 as well as the loan balances outstanding at December 31, 1997 are set forth below:




                                           PREFERRED             PREFERRED
                                         CONTRIBUTIONS         CONTRIBUTIONS
                                       DURING YEAR ENDED      OUTSTANDING AT
NAME                                   DECEMBER 31, 1997     DECEMBER 31, 1997
       Michael M. Bendik ..........        $      -0-           $      -0-
       Michael A. Boyd ............               -0-                  -0-
       John S. Chalsty ............         1,162,250            1,467,477
       Anthony F. Daddino .........           290,562              366,869
       Hamilton E. James ..........         1,162,250            1,467,477
       Carl B. Menges .............           581,125              733,738
       Richard S. Pechter .........           435,844              550,504
       Gerald B. Rigg .............               -0-                  -0-
       Joe L. Roby ................         1,162,250            1,467,477
       Theodore P. Shen ...........           581,125              733,738

OTHER AFFILIATED TRANSACTIONS

     The Company, Equitable and their respective affiliates engage in a variety of transactions in the ordinary course of their respective businesses. As a general rule, the Company has not retained an independent third party to evaluate transactions with Equitable and there has been no independent committee of the Board of Directors to evaluate such transactions. Notwithstanding this fact, the Company believes that each of the arrangements described below was made on an arm's-length basis. This belief is based on the fact that the terms and conditions of such transactions (including the fees or other amounts paid by the Company in connection with such transactions) were established through arm's-length negotiations which took into account (i) the terms and conditions of transactions of the same or a similar nature entered into by the Company with unaffiliated third parties, (ii) the terms and conditions of transactions of the same or a similar nature entered into by Equitable with unaffiliated third parties, and/or (iii) the terms and conditions of market transactions of the same or a similar nature entered into by unaffiliated third parties. Notwithstanding the foregoing, there can be no assurance that the Company could not have obtained more favorable terms from an unaffiliated third party. While there can be no assurance, the Company anticipates that future transactions with Equitable will be made on an arm's-length basis consistent with past practice.


FINANCIAL SERVICES PROVIDED BY OR TO THE COMPANY

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") from time to time provides investment banking and other services, including administrative services to Equitable, AXA and their subsidiaries. The fees related to investment banking services were $150,000 and the fees related to administrative services were $47,000 in 1997. DLJSC from time to time also provides brokerage and research services to Equitable, AXA and their subsidiaries. Such services were provided on an arm's-length basis in the ordinary course of business at rates comparable to those paid at the time by unaffiliated third parties.

     DLJSC and Pershing distribute certain Alliance sponsored funds and cash management products and receive standard sales concessions and distribution payments. In addition, Alliance and Pershing have an agreement pursuant to which Pershing recommends to certain of its correspondent firms the use of Alliance cash management products for which it is allocated a portion of the revenues derived by Alliance from sales through the Pershing correspondents. Amounts paid by Alliance to the Company in connection with the above distribution services during 1997 totaled $31.7 million.

     EQ Financial Consultants, Inc. ("EQ Financial"), a wholly-owned subsidiary of Equitable Life formerly known as Equico Securities, Inc., has arrangements with each of DLJSC and Wood, Struthers & Winthrop pursuant to which EQ Financial's registered representatives are compensated for referring investment advisory clients to DLJSC and Wood, Struthers & Winthrop. Referral amounts paid by DLJSC and Wood, Struthers & Winthrop during 1997 totaled $1,036,000.

     EQ Financial distributes Wood, Struthers & Winthrop's mutual funds for which it receives standard sales concessions, which during 1997 totaled $855,000.

     EQ Financial and the Company are parties to a portfolio manager agreement with respect to Equitable Classic Strategies, a wrap fee investment program offered through EQ Financial. Amounts paid to EQ Financial by the Company were $939,000 in 1997.

     Alliance and Wood, Struthers & Winthrop share investment management responsibility for a number of institutional accounts. The amount of advisory fees received from such accounts that were allocated to Wood, Struthers & Winthrop during 1997 totaled $149,000.

     On May 24, 1996, DLJSC issued 15,000 additional shares of its non-voting Adjustable Rate Cumulative Preferred Stock, for an aggregate purchase price of $1.5 million, to WSW 1995 Exchange Fund, L.P. At December 31, 1997, 315,000 shares were issued and outstanding, of which 70,000 were held by the Company. The General Partner of such partnership is a subsidiary of Wood, Struthers & Winthrop. Such preferred stock will automatically be redeemed by DLJSC 15 years from the date of issuance thereof and may be redeemed at the option of DLJSC at any time prior to such date.

     Certain directors, officers and employees of the Company, Equitable, AXA and their subsidiaries maintain margin accounts with DLJSC. Margin account transactions for such directors, officers and employees are conducted by DLJSC in the ordinary course of business and are substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, certain of such directors, officers and employees had investments or commitments to invest in various funds sponsored by subsidiaries of the Company. Such investments or commitments have been made on the same basis as those made by investors not affiliated with the Company and the aggregate of such investments are less than 8% of the investments in any such fund. DLJSC also, from time to time and in the ordinary course of business, enters into transactions involving the purchase or sale of securities from or to such directors, officers and employees and members of their immediate families, as principal. Such transactions on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties except that in some instances directors, officers and employees are not charged placement fees. DLJSC offers its employees reduced commission rates.


INSURANCE COVERAGE OBTAINED FROM EQUITABLE

     The Company has purchased split-dollar life insurance policies on the lives of Messrs. Chalsty, Roby, Daddino and Pechter from Equitable Life at rates comparable to those paid at the time by unaffiliated third parties. The aggregate amount of premiums for these policies borne by the Company in 1997 were approximately $173,000 for Mr. Chalsty and $185,000 each for Messrs. Roby, Daddino and Pechter. In addition, the Company from time to time purchases life insurance policies from Equitable Life on the lives of several hundred employees, including Messrs. Chalsty, Roby, Daddino and Bendik, who participate in deferred compensation plans maintained by the Company. The Company believes these purchases are at rates comparable to those that could be obtained from unaffiliated third parities. During 1997, the aggregate premiums paid under such policies for all participants was approximately $17.4 million.

     Equitable arranges for directors and officers liability insurance coverage for itself and its subsidiaries, including the Company under a policy written by insurance companies unaffiliated with Equitable. Based on a review of market rates, the Company believes that such rates are at least as favorable to the Company as could be obtained from unaffiliated third parties. During 1997, the Company paid Equitable $81,000 as the Company's share of the premiums on these policies.


FINANCIAL SERVICES OBTAINED FROM AFFILIATES

     Alliance provides investment management services to certain of the Company's employee benefit plans at rates comparable to those paid at the time by unaffiliated third parties. Advisory fees from these accounts during 1997 totaled $1.1 million.

     An affiliate of AXA, AXA Asset Management Partenaires ("AXA Asset Management"), provides investment management services to the Winthrop Opportunity Funds (the "Funds"), a series of mutual funds sponsored by Wood, Struthers & Winthrop pursuant to a sub-advisory agreement between Wood, Struthers & Winthrop and AXA Asset Management. Advisory fees of $600,000 were paid by the Funds to AXA Asset Management during 1997. In addition, Wood Struthers & Winthrop pays for various direct fund expenses on behalf of the Funds and AXA Asset Management reimburses Wood Struthers & Winthrop for 50% of such expenses. The total amount of expenses reimbursed during 1997 was approximately $115,000.


OTHER TRANSACTIONS WITH EQUITABLE

     In 1993, Equitable Life purchased 200,000 shares of the Company's Cumulative Exchangeable Preferred Stock for $20.0 million. In 1996, these shares were exchanged, pursuant to the terms thereof, for $20.0 million aggregate principal amount of the Company's 9.58% Subordinated Exchange Notes due 2003. The Company paid interest on these notes to Equitable Life of $1.9 million in 1997. Such interest was paid on a pro rata basis to all holders of 9.58% Subordinated Exchange Notes, including unaffiliated third parties.

     Equitable has committed, subject to approval by Equitable on a transaction-by-transaction basis, to provide $750 million of subordinated debt financing to the DLJ Bridge Fund. Interest payments and other distributions to Equitable Life from the DLJ Bridge Fund during 1997 totaled $5.7 million. The Company has agreed to pay Equitable the first $25 million of aggregate principal losses incurred by Equitable with respect to all bridge loans. To the extent such payments by the Company do not fully cover any such losses incurred by Equitable, Equitable is entitled to receive all other distributions otherwise payable to the Company with respect to DLJ Bridge Fund activities until such losses have been recovered. The Company has also agreed to pay Equitable the amount, if any, by which any principal loss on an individual loan exceeds $150 million. In addition, Equitable is entitled to one-third of any equity securities obtained in connection with any bridge loan.

     Column Financial, Inc. ("Column") was created as a joint venture between Equitable Real Estate Investment Management, Inc., an indirect wholly-owned subsidiary of EQ, and DLJ Mortgage Capital, Inc. ("DLJMC") in July 1993. Column originates and underwrites mortgage loans for securitization and sale in the form of CMOs through DLJMC. In June 1997, the Company purchased Equitable's 50% interest in Column (the "Column Purchase"), bringing the Company's ownership of Column to 100%. During 1997 until the Column Purchase, Column had a line of credit with DLJ which bore interest at 30-day LIBOR plus 2 1/8% secured by mortgage loans held for sale. During that period, (i) the maximum aggregate amount outstanding under such line of credit at any month-end was $247.5 million, (ii) the aggregate interest expense paid to DLJMC was $5.1 million and
(iii) the aggregate amount of mortgages purchased from Column by DLJMC was $245.8 million.

     Equitable Life has invested an aggregate of $52.5 million in Sprout Growth, L.P., Sprout Growth II, L.P., Sprout Capital V, L.P., Sprout Capital VI, L.P., and Sprout Capital VII, L.P., (collectively, the "Sprout Funds"), venture capital funds sponsored by the Company. Distributions to Equitable Life from the Sprout Funds during 1997 were $4.2 million. Such distributions were paid on a pro rata basis to all investors, including unaffiliated third parties.

     The Company currently leases certain of its office facilities from joint ventures in which Equitable participates. Total lease payments by the Company with respect to such facilities were $2.0 million for 1997.

                             STOCKHOLDER PROPOSALS

     Under the rules and regulations of the Commission as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such Common Stock for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 1999 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 1999 must be received by Marjorie S. White, Secretary, Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, no later than January 1, 1999.

     Holders of Common Stock who want to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.


                            ADDITIONAL INFORMATION

     THE COMPANY WILL MAKE AVAILABLE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WHEN IT BECOMES AVAILABLE, AND ANY QUARTERLY REPORTS ON FORM 10-Q OF THE COMPANY FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, DONALDSON, LUFKIN & JENRETTE, INC., 277 PARK AVENUE, NEW YORK, NEW YORK 10172. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE (MARCH 9, 1998), THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE.

     In order to ensure timely delivery of any such document prior to the Annual Meeting, any request should be received by the Company promptly.


                                OTHER BUSINESS

     The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Marjorie S. White
                                          Secretary


March 23, 1998

PROXY

          STOCKHOLDER'S PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                      DONALDSON, LUFKIN & JENRETTE, INC.

       To: Donaldson, Lufkin & Jenrette, Inc.

       I appoint Marjorie S. White and Michael A. Boyd, individually and together, as my proxies, with power of substitution, to vote all of my DONALDSON, LUFKIN & JENRETTE, INC. common stock at the Annual Meeting of stockholders of DONALDSON, LUFKIN & JENRETTE, INC. to be held at the Company's offices, 8th Floor, 277 Park Avenue, New York,
       New York 10172, on Wednesday, April 22, 1998, at 10:00 a.m.,
       New York City time, and at any adjournment or postponement of the meeting.

     Nominees:

       John S. Chalsty, Joe L. Roby, Anthony F. Daddino,
       Hamilton E. James, Richard S. Pechter, Theodore P.
       Shen, Henri de Castries, Denis Duverne, Louis Harris, Henri G. Hottinguer, W. Edwin Jarmain, Francis Jungers, Edward D. Miller, W.J. Sanders III, Stanley B. Tulin and John C. West.


    (Notation/Comments)

    -------------------------------

    -------------------------------

    -------------------------------

    -------------------------------

    -------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


       MY PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS DIRECTED ON THE OTHER SIDE OF THIS CARD, BUT IN THE ABSENCE OF ANY INSTRUCTIONS FROM ME, MY PROXIES WILL VOTE "FOR" THE ELECTION OF ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2 AND ITEM 3. MY PROXIES MAY VOTE ACCORDING TO THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. I MAY REVOKE THIS PROXY PRIOR TO ITS EXERCISE.
                 PLEASE SIGN AND DATE OTHER SIDE OF THIS CARD.
                       (Please fill in the appropriate boxes on the other side.)

                                                                          6670
   [X]  PLEASE MARK YOUR
        CHOICES LIKE THIS IN
        BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.
-----------------------------------------------------------------------------

Item 1.
-------
Election of
all the members
of the Company's
Directors.

  FOR [ ]           WITHHELD [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------



Item 2.
-------
Approval
of Amendment to
Restated Certificate
of Incorporation

FOR [ ]             AGAINST [ ]               ABSTAIN [ ]


Item 3.
-------
Ratification of
the appointment of KPMG Peat
Marwick LLP as Donaldson,
Lufkin & Jenrette, Inc.'s
independent auditors
for 1998.

FOR [ ]             AGAINST [ ]               ABSTAIN [ ]

                                                  Note: Please sign exactly as
                                                  name(s) appear(s) above. If
                                                  acting as an executor,
                                                  administrator, trustee,
                                                  guardian, etc., you should so
                                                  indicate in signing. If the
                                                  stockholder is a corporation,
                                                  please sign the full
                                                  corporate name, by a duly
                                                  authorized officer. If shares
                                                  are held jointly, each
                                                  stockholder named should
                                                  sign. Date and promptly
                                                  return this card in the
                                                  envelope provided.




                                                  ----------------------------
                                                   SIGNATURE(S)    DATE





                                                  ----------------------------
                                                   SIGNATURE(S)    DATE